EXHIBIT 10.2

PINNACLE ENTERTAINMENT, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

		Page
1.44	“Specified Employee”	7
1.45	“Stock Unit Account”	7
1.46	“Subsidiary”	7
1.47	“Termination of Employment”	7
1.48	“Trust”	7
1.49	“Unforeseeable Emergency”	7
1.50	“Years of Service”	7

ARTICLE 2
ELIGIBILITY, SELECTION, ENROLLMENT

2.1	Eligibility, Selection by Committee	8
2.2	Enrollment Requirements	8
2.3	Commencement of Participation	8

ARTICLE 3
DEFERRAL CONTRIBUTIONS, INVESTMENT ADJUSTMENTS,
TAXES AND VESTING

3.1	Deferral Contributions	9
3.2	Maintenance of Participant Accounts	11
3.3	Adjustment of Participant Accounts for Earnings	11
3.4	Withholding of Taxes	12
3.5	Vesting	12

ARTICLE 4
SUSPENSION OF DEFERRALS

4.1	Disability	12
4.2	Unforeseeable Emergency	12

ARTICLE 5
INTERIM AND HARDSHIP DISTRIBUTIONS

5.1	Interim Distributions	12
5.2	Withdrawal in the Event of an Unforeseeable Emergency	13
5.3	No Withdrawal from Stock Unit Account	13

ARTICLE 6
PAYMENT OF BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT

6.1	Payment as a Result of Termination of Employment	13
6.2	Death Prior to Payment of Deferral Contribution Account Balance	14

		Page

ARTICLE 7
PAYMENT UPON RETIREMENT, DEATH OR DISABILITY

7.1	Retirement, Death or Disability Benefit	14
7.2	Death Prior to Payment of Deferral Contribution Account Balance	15

ARTICLE 8
PAYMENTS ON CHANGE IN CONTROL

8.1	Deferral Contribution Account	15
8.2	Delay for Specified Employees	16
8.3	No Duplication of Payments	16

ARTICLE 9
FORM OF DISTRIBUTIONS

ARTICLE 10
CONTINUING EFFECT OF PRIOR PLAN JANUARY 2000 DOCUMENT FOR PRE-2005 DEFERRALS

ARTICLE 11
BENEFICIARY DESIGNATION

11.1	Beneficiary	16
11.2	Beneficiary Designation, Change, Spousal Consent	17
11.3	Acknowledgment	17
11.4	No Beneficiary Designation	17
11.5	Doubt as to Beneficiary	17
11.6	Death of Spouse or Dissolution of Marriage	17
11.7	Discharge of Obligations	17

ARTICLE 12
TERMINATION, AMENDMENT OR MODIFICATION

12.1	Termination	18
12.2	Amendment	18
12.3	Effect of Payment	18

ARTICLE 13
ADMINISTRATION

13.1	Committee Duties	18
13.2	Agents	19
13.3	Binding Effect of Decisions	19
13.4	Indemnity of Committee	19
13.5	Employer Information	19

		Page

ARTICLE 14
OTHER BENEFITS AND AGREEMENTS

ARTICLE 15
CLAIMS PROCEDURES

15.1	Presentation of Claim	19
15.2	Notification of Decision	20
15.3	Review of a Denied Claim	20
15.4	Decision on Review	20

ARTICLE 16
TRUST

16.1	Establishment of the Trust	21
16.2	Interrelationship of the Plan and the Trust	21
16.3	Distributions from the Trust	21

ARTICLE 17
ARBITRATION

17.1	In General	21
17.2	Selection of Arbitrator	21
17.3	Scope	21
17.4	Arbitration Fees	22
17.5	Arbitrator’s Award	22
17.6	Location of Arbitration	22

ARTICLE 18
MISCELLANEOUS

18.1	Status of Plan	22
18.2	Unsecured General Creditor	23
18.3	Employer’s Liability	23
18.4	Nonassignability	23
18.5	Not a Contract of Employment	23
18.6	Furnishing Information	23
18.7	Terms	24
18.8	Captions	24
18.9	Governing Law	24
18.10	Notice	24
18.11	Successors	24
18.12	Validity	24

		Page
18.13	Incompetent	24
18.14	Employer	25
18.15	Equitable Adjustment	25

PINNACLE ENTERTAINMENT, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

THIS PINNACLE ENTERTAINMENT, INC. EXECUTIVE DEFERRED COMPENSATION PLAN, is adopted as of the Effective Time (as defined below), by Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), as follows:

RECITALS

WHEREAS, on July 20, 2015, Pinnacle Entertainment, Inc. (“PropCo”) entered into an Agreement and Plan of Merger with Gaming and Leisure Properties, Inc. (“GLPI”), and certain other parties, pursuant to which PropCo will become a subsidiary of GLPI (the “Merger”), and, immediately prior to the consummation of the Merger, PropCo will separate its operations business and certain of its real property into Pinnacle, a new public company (the “Distribution,” and the effective time of the Distribution, the “Effective Time”), which shall continue to conduct the operations previously conducted by PropCo;

WHEREAS, on April 28, 2016, PropCo and the Corporation entered into an Employee Matters Agreement (the “EMA”) pursuant to which, and contingent on the consummation of the Distribution, those assets and liabilities under the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, originally effective as of January 1, 2000 and as amended and restated on December 27, 2004, December 30, 2007, March 11, 2011 and May 18, 2015 (the “Prior Plan”), that are not retained by PropCo pursuant to the EMA shall be assumed by Pinnacle (the “Assumed Rights”); and

WHEREAS, effective as of the consummation of the transactions contemplated by the Agreement and Plan of Merger, PropCo terminated the Prior Plan.

NOW, THEREFORE, effective as of the Effective Time, Pinnacle hereby establishes the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan (the “Plan”) as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Plan, the following phrases or terms shall have the meanings indicated:

1.1 “Actuarial Equivalent” shall mean an actuarial equivalent value of an amount payable in a different form or at a different date computed on the basis of a discount rate equal to the Crediting Rate and mortality assumptions under the RP-2000 Male Healthy Annuitant or RP-2000 Female Healthy Annuitant, as the case may be, table. As the Plan Administrator deems necessary, in its sole discretion, such actuarial assumptions may be adjusted from time-to-time, provided that such actuarial assumptions as adjusted are reasonable and have substantially the same effect on benefits under this Plan as the actuarial assumptions in effect under the Prior Plan on December 30, 2007, and no Participant shall be deemed to have any right, vested or non-vested, regarding the continued use of any previously adopted actuarial assumptions.

1.2 “Affiliate” shall mean any member of a group of corporations or businesses which are aggregated with Pinnacle as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.3 “Assumed Rights” shall have the meaning set forth in the Recitals.

1.4 “Base Annual Salary” shall mean the base annual compensation payable to a Participant by an Employer for services rendered during a Plan Year, (i) excluding Bonus, director fees or other additional incentives or awards payable to the Participant, but (ii) before reduction for any Elective Deductions.

1.5 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated by the Participant in accordance with the Plan or otherwise determined pursuant to the terms of the Plan to receive the Participant’s undistributed benefits in the event of the Participant’s death.

1.6 “Beneficiary Designation Form” shall mean the documents required by the Committee to be used by the Participant to designate a Beneficiary.

1.7 “Benefit Distribution Date” shall mean the date on which the Participant’s employment terminates for any reason other than Retirement, including but not limited to death or Disability, and if the Participant’s employment terminates due to his Retirement, the first January 1 following such Participant’s Retirement, as such date may be extended pursuant to Section 2.2(b).

1.8 “Benefit Distribution Form” shall mean the documents required by the Committee to be used by the Participant to specify the manner in which his benefits from his Deferral Contribution Account shall be distributed on or after his Benefit Distribution Date.

1.9 “Board” shall mean the board of directors of the Employer.

1.10 “Bonus” shall mean the amounts earned by a Participant for services rendered during a Plan Year under any bonus or incentive plan or arrangement sponsored by an Employer, before reduction for any Elective Deductions, but excluding commissions, stock-related awards and other non-monetary incentives.

1.11 “Change in Control” shall mean the occurrence of any of the following events:

(a) The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the Employer’s issued and outstanding voting securities in a single transaction or a series of related transactions;

(b) The direct or indirect sale or transfer by the Employer of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;

(c) The merger, consolidation or reorganization of the Employer with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of the Employer’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(d) During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board of the Employer (together with any new Directors whose election to such Board or whose nomination for election by the stockholders of the Employer was approved by a vote of a majority of the Directors of the Employer then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Employer then in office.

None of the foregoing events, however, shall constitute a Change in Control if such event is not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor IRS guidance. For purposes of determining whether a Change in Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Employer’s voting securities immediately before the transaction in question, (B) the Employer has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Employer’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, (I) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of this Employer at the same time, or as a result of the same public offering, (II) however, Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Employer, and (III) if a Person, including an entity, owns stock both in the Employer and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Employer, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.

1.12 “Claimant” shall mean the person or persons described in Section 15.1 who apply for benefits or amounts that may be payable under the Plan.

1.13 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other authority issued there under by the appropriate governmental authority. References to the Code shall include references to any successor section or provision of the Code.

1.14 “Combined Account” means the combined balance of a Participant’s Deferral Contribution Account and Stock Unit Account.

1.15 “Committee” shall mean the committee described in Article 13 which shall administer the Plan.

1.16 “Crediting Rate” shall mean, for the quarter ending December 31, 2007 and earlier periods, the Crediting Rate under the First Amendment and Restatement, and, for later periods,

(a) The average, over the business days of the calendar month preceding the first business day of each quarter of the Plan Year, of the yields on 30-year U.S. Treasury Bonds, plus 500 basis points, computed and compounded quarterly; and

(b) Before the beginning of a quarter of a Plan Year, the Committee may designate another floating rate based on an index and a spread of basis points under or over such index to determine the Crediting Rate (to be computed and compounded quarterly) for the Deferral Contribution Accounts, effective for such quarter of such Plan Year and later periods until the Committee makes a further change.

1.17 “Deferral Contribution” shall mean the total amount of Base Annual Salary or Bonus deferred by a Participant that would otherwise have been earned during a particular Plan Year (i.e., the Participant performs the services during the Plan Year that earn the Base Annual Salary or Bonus).

1.18 “Deferral Contribution Account” shall mean the Participant’s Deferral Contributions under this Plan, plus the Participant’s aggregate Assumed Rights, plus any amounts credited to the Participant’s Deferral Contribution Account under Section 3.3(a), reduced to reflect all distributions and withdrawals.

1.19 “Disability” shall mean (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) the receipt of income replacement benefits for a period of not less than three months under an accident and health plan of the Employer by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant shall be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration.

1.20 “Distribution” shall have the meaning set forth in the Recitals.

1.21 “Effective Time” shall have the meaning set forth in the Recitals.

1.22 “Election Form” shall mean the documents required by the Committee to be used by a Participant to elect with respect to a particular Plan Year (i) the amount of Base Annual Salary and/or Bonus the Participant has elected to defer with respect to that Plan Year, (ii) the portion (if any) of Deferral Contributions with respect to that Plan Year which shall be distributed on an Interim Distribution Date and (iii) the portion of the Other Stock Unit Awards to be deferred into the Stock Unit Account.

1.23 “Elective Deductions” shall mean amounts of a Participant’s Base Annual Salary or Bonus that are voluntarily deferred or contributed by the Participant pursuant to any qualified or non-qualified deferred compensation plan and that would have been payable to the Participant in cash had there been no such deferral or contribution, including, without limitation, amounts deferred pursuant to Sections 125, 402(e)(3) and 402(h) of the Code.

1.24 “EMA” shall have the meaning set forth in the Recitals.

1.25 “Employer” or “Employers” shall mean Pinnacle, any of its adopting subsidiaries (now in existence or hereafter formed or acquired) and any successor entity; provided, with respect to the period prior to the Effective Time, “Employer” or “Employers” shall include PropCo.

1.26 “Enrollment Forms” shall mean the Participation Agreement, the initial Election Form, the initial Benefit Distribution Form, the Beneficiary Designation Form, and any other forms or documents which may be required of a Participant by the Committee, in its sole discretion, as a condition to participating in the Plan.

1.27 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other authority issued there under by the appropriate governmental authority. References herein to any section of ERISA shall include references to any successor section or provision of ERISA.

1.28 “Final Average Compensation” shall mean the average of a Participant’s Compensation for his five consecutive full calendar years of employment completed in the 10 calendar years before the date of determination that would yield the highest average. If the Participant has not completed five consecutive full calendar years of employment within the 10 years when Final Average Compensation is to be determined, all of such Participant’s full calendar years completed within the 10 calendar years before the date of determination shall be counted. For purposes of the preceding definition, “Compensation” shall mean the annual base salary and cash bonuses, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 or 401(k) plans of any Employer, but excluding commissions, overtime, relocation expenses, incentive payments, non-monetary awards, equity compensation, long-term incentive compensation, directors fees and other fees, and automobile allowances and other expense reimbursements paid to a Participant for employment services rendered to any Employer, and other fringe benefits. For purposes of determining Final Average Compensation, (a) each bonus shall be attributed to the period in which the Participant performs the services that earn the bonus, even if the bonus is not payable until a later period and even if the Participant’s right to the receive the bonus does not vest until a later period, and (b) the Aztar bonus received in 2006 and any severance or similar payment made on account of termination of employment under any agreement between an Employer and the Participant (including, without limitation, an employment agreement) shall not be counted as a bonus; provided, however, that any bonus amount that the Participant earned without regard to his termination of employment (or would have earned if his employment had not terminated) during the period that includes his termination of employment, and that is actually paid in connection with his termination of employment, shall be counted as a bonus.

1.29 “First Amendment and Restatement” shall mean the First Amendment and Restatement of the Prior Plan, effective as of December 27, 2004.

1.30 “GLPI” shall have the meaning set forth in the Recitals.

1.31 “Incentive Plan” shall mean the Pinnacle Entertainment, Inc. 2016 Equity and Performance Incentive Plan or any successor thereto.

1.32 “Interim Distribution Date” shall mean the 15th day of any calendar year designated by a Participant in an effective Election Form as the date on which all or a part of the Participant’s Deferred Contribution Account shall be distributed in a lump sum payment, which calendar year (except as provided in Section 5.1 with respect to elections made under the Prior Plan in calendar 2007 or 2008) shall be no earlier than the second calendar year following the end of the Plan Year to which the Election Form applies.

1.33 “Other Stock Unit Awards” shall have the same meaning as the same term is defined under the Incentive Plan.

1.34 “Participant” shall mean any employee participating in the Plan as provided in Article 2.

1.35 “Participation Agreement” shall mean the document required by the Committee to be used by a Participant to effect an agreement between the Employer and the Participant to defer compensation pursuant to the terms of the Plan.

1.36 “Pinnacle” shall have the meaning set forth in the Recitals, provided that prior to the Effective Time, “Company” shall mean PNK Entertainment, Inc.

1.37 “Plan” shall mean the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, which shall be evidenced by this instrument, but which shall continue to be governed by the Prior Plan January 2000 Document for deferrals of Base Annual Salary and Bonuses that are earned (i.e., the services that earned such Base Annual Salary and Bonuses are performed) and vested before January 1, 2005 and that constitute Assumed Rights.

1.38 “Plan Year” shall mean the period beginning on January 1 of each year and ending December 31.

1.39 “Prior Plan” shall have the meaning set forth in the Recitals.

1.40 “Prior Plan January 2000 Document” shall mean the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, effective January 1, 2000.

1.41 “PropCo” shall have the meaning set forth in the Recitals.

1.42 “Retirement,” “Retires” or “Retired” shall mean a separation of service (i) for any reason other than Disability or death, and (ii) on or after the earlier of the attainment of age 55 with five Years of Service, or on or after reaching age 65.

1.43 “Share Price” shall mean the price per share of common stock of the Employer determined as of the close of each date of trading of such stock on a national stock exchange.

1.44 “Specified Employee” shall mean a “specified employee” of Pinnacle or any Affiliate, as defined in Treasury Regulations Section 1.409A-1(i).

1.45 “Stock Unit Account” means the bookkeeping account established and maintained under the Plan for each Participant who elects to defer any portion of his Other Stock Unit Awards or any amounts into Other Stock Unit Awards.

1.46 “Subsidiary” means any corporation more than 50% of the voting stock of which is directly or indirectly owned by the Employer.

1.47 “Termination of Employment” shall mean the voluntary or involuntary severance from employment, with any and all Employers, for any reason other than Retirement, Disability, or death.

1.48 “Trust” shall mean a grantor trust of the type commonly referred to as “rabbi trust” created to “informally fund” contingent benefits payable under the Plan.

1.49 “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; provided, that in all cases, an Unforeseeable Emergency must also be an “unforeseeable emergency” as defined in Treasury Regulations Section 1.409A-3(i)(3)(i).

1.50 “Years of Service” shall mean the total number of 12-month periods during which a Participant has been continuously employed by one or more Employers.

ARTICLE 2

ELIGIBILITY, SELECTION, ENROLLMENT

2.1 Eligibility, Selection by Committee. Those employees of an Employer who are both (i) determined by the Employer to be includable in a select group of management or highly compensated employees of the Employer and (ii) specifically chosen by the Employer to participate in the Plan shall be eligible to participate in the Plan. Each employee of PropCo who was eligible to participate in the Prior Plan as of the Effective Time shall be eligible to participate in this Plan.

2.2 Enrollment Requirements. Each employee deemed eligible to defer compensation into the Plan pursuant to Section 2.1 shall, as a condition to participating in the Plan, complete and return to the Committee all of the required Enrollment Forms within the time specified by the Committee; provided, that the Participant shall be deemed to have completed and returned such Enrollment Forms to the Committee under this Plan where the Participant completed and returned such Enrollment Forms under Prior Plan. As of the Effective Time, each reference to the Prior Plan and PropCo in such in Enrollment Forms shall refer to this Plan and Pinnacle. In addition, the Committee shall in its sole discretion, establish such other enrollment requirements necessary for continued participation in the Plan.

(a) The Benefit Distribution Form must be provided to the Committee as part of the Enrollment Forms. In the Benefit Distribution Form, the Participant shall elect to receive the benefits from his Deferral Contribution Account paid following Retirement in a lump sum or in annual installments over a period of five, 10 or 15 years, and shall elect to receive the benefits from his Deferral Contribution Account paid upon Termination of Employment, Disability, or death in a lump sum or in annual installments over a period of five years, except that if the present value (using the Crediting Rate as the discount rate) of annual installments remaining to be made is less than $50,000, the entire remaining balance of his Deferral Contribution Account shall be paid in the form of a lump sum payment. As of the Effective Time, each Benefit Distribution Form provided to the Committee under the Prior Plan shall be deemed to be made under this Plan and each reference to the Prior Plan and PropCo in such Benefit Distribution Forms shall refer to this Plan and Pinnacle.

(b) The Participant may submit a subsequent Benefit Distribution Form in order to change the form of distribution, or to delay commencement of the payment of Retirement benefits from his Deferral Contribution Account until the Participant’s 75th birthday; provided however, such form shall be effective only if it (i) does not accelerate distribution of any benefits, (ii) is submitted at least 13 months before the Participant’s original Benefit Distribution Date, (iii) delays the first payment of benefits from the Deferral Contribution Account for at least five years past the original Benefit Distribution Date, and (iv) is approved by the Committee, in its sole discretion.

2.3 Commencement of Participation. Provided a Participant has met all enrollment requirements set forth in this Plan or otherwise required by the Committee, the Participant’s participation shall commence as provided in Section 3.1(b). If a Participant fails to meet all such requirements within the specified time period with respect to any Plan Year, the Participant shall not be eligible to defer compensation during that Plan Year.

ARTICLE 3

DEFERRAL CONTRIBUTIONS, INVESTMENT ADJUSTMENTS,

TAXES AND VESTING

3.1 Deferral Contributions.

(a) Election to Defer. A Participant may make an election to defer the receipt of Base Annual Salary or Bonus earned by the Participant during any Plan Year (i.e., the Plan Year in which the Participant performs the services that earn the Base Annual Salary or Bonus). With respect to that portion of the Participant’s Bonus that is paid in Other Stock Unit Awards, the Participant may elect to defer all or a portion of any such award, subject to the terms and conditions of such Bonus award and the Incentive Plan. The Participant’s election shall be made by an annual Election Form, completed and submitted to the Committee in accordance with the procedures established by the Committee in its sole discretion, but in every case in compliance with the requirement of Section 3.1(b). As of the Effective Time, each Election Form provided to the Committee under Prior Plan shall be deemed to be made under this Plan and each reference to the Prior Plan and PropCo in such in Election Forms shall refer to this Plan and Pinnacle.

(b) Election Requirements. The Election Form must be submitted before the beginning of the Plan Year to which it applies, and shall be effective only for the Base Annual Salary and/or Bonus that the Participant earns (i.e., the Participant performs the services that earn such Base Annual Salary and/or Bonus) in that Plan Year, subject to the following rules:

(i) The Committee may require that Election Forms be filed a stated number of days before the beginning of the Plan Year to which the Election Forms apply.

(ii) Any employee who is selected to participate in this Plan under Section 2.1 during a Plan Year may elect to participate and commence deferrals by filing an Election Form within 30 days following his designation as a Participant, in which case the Election Form shall be effective for Base Annual Salary and/or Bonus earned (i.e., the Participant performs the services that earn such Base Annual Salary and/or Bonus) after the date of the filing of such Election Form.

(iii) In the case of any bonus which is “performance-based compensation,” within the meaning of Treasury Regulations Section 1.409A-1(e), based on services performed over a period of at least 12 months, the Committee may permit a Participant to file an Election Form applying to such Bonus not later than six months before the end of such period, provided that (a) the Participant performs services continuously for an Employer from the later of the beginning of the performance period or the date the performance criteria are established through the date on which the Election Form is filed, and (b) the Election Form is filed before the amount of the “performance-based compensation” is readily ascertainable.

(iv) Each Election Form shall be irrevocable during the Plan Year to which it relates, or, if it relates to a Bonus which is “performance-based compensation,” within the meaning of Treasury Regulations Section 1.409A-1(e), based on services performed over a period of at least 12 months, during such 12-month period.

(v) For deferrals of Bonuses earned in 2008, the Committee, in its discretion, may permit Participants to file Election Forms at times permitted under the transition rules of IRS Notice 2007-86 and other IRS guidance.

(c) Components of Deferral Contributions.

(i) Base Annual Salary. A Participant may designate a fixed dollar amount to be deducted from his Base Annual Salary. Such amount shall be withheld, in substantially equal installments, from each regularly scheduled payment of Base Annual Salary.

(ii) Bonus. A Participant may designate a fixed dollar amount or a percentage to be deducted from his Bonus. If a fixed dollar amount is designated by the Participant to be deducted from any Bonus payment and such fixed dollar amount exceeds the Bonus actually payable to the Participant, the entire amount of such Bonus shall be withheld. A Participant also may elect to defer a percentage of all or a portion of his Bonus that is payable in Other Stock Unit Awards, subject to the terms and conditions of such Bonus award and the Incentive Plan.

(d) Minimum Deferral.

(i) Minimum. A Participant may not elect to defer a total amount of Base Annual Salary and Bonus during a Plan Year of less than $3,000. If an Election Form is submitted which would yield less than the stated minimum amount, the amount deferred shall be zero.

(ii) Short Plan Year. If an Employee first becomes a Participant after the first day of any Plan Year, the minimum deferral amount shall be an amount equal to $3,000 multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year after the Employee becomes a Participant and the denominator of which is 12.

(e) Maximum Deferral. A Participant may not elect to defer more than the following percentages:

Deferral	Maximum Percentage
Base Annual Salary	75%
Bonus	90%

3.2 Maintenance of Participant Accounts. The Committee shall account separately for each Participant’s Deferral Contribution Account, Stock Unit Account and Combined Account. Effective as of the Effective Time, each Participant’s Deferral Contribution Account, Stock Unit Account and Combined Account, as applicable, shall be credited in respect of the Participant’s Assumed Rights in a manner identical to the crediting of deferrals to such accounts under the Prior Plan.

(a) Within the Deferral Contribution Account of each person who was a Participant in the Prior Plan before January 1, 2005, the Committee shall keep sub-accounts to reflect the portion of such Participant’s account balance attributable to deferrals of Base Annual Salary and Bonuses that were earned (i.e., the services that earned such Base Annual Salary and Bonuses are performed) and vested before January 1, 2005 (which shall continue to be governed by the provisions of the Prior Plan January 2000 Document, including, without limitation, the provisions thereof dealing with “Hypothetical Investments” as defined therein) and the portion of such Participant’s account balance attributable to deferrals of Base Annual Salary and Bonuses that is earned (i.e., the services that earned such compensation are performed) or vested after December 31, 2004 (which shall be governed by the terms and provisions of this Plan).

(b) Deferral Contributions shall be deemed to be made to the Plan by the Participant and credited to the Deferral Contribution Account on the date the Participant would have received such compensation had it not been deferred pursuant to the Plan.

3.3 Adjustment of Participant Accounts for Earnings.

(a) With respect to deferrals made in cash:

(i) From and after January 1, 2008, amounts in each Participant’s Deferral Contribution Account attributable to deferrals of Base Annual Salary and Bonuses that is earned (i.e., the services that earned such compensation are performed) or vested after December 31, 2004, shall be credited on the final day of each quarter of the Plan Year with earnings at the Crediting Rate on the opening balance of such Deferral Contribution Account for such quarter.

(ii) On December 31, 2007, the Employer shall credit to the “Contingent Earnings Account” of each Participant under the First Amendment and Restatement an amount equal to (i) earnings calculated at 10% per annum, compounded quarterly, on the total of the opening balance for such quarter of the Participant’s Combined Account (as then defined and computed under the First Amendment and Restatement), less (ii) the amount of earnings credited for such quarter to the Participant’s Deferred Contribution Account pursuant to Section 3.3(a) of the First Amendment and Restatement.

(b) With respect to deferrals of Other Stock Unit Awards, the Employer shall credit the Stock Unit Account on the final day of each quarter of the Plan Year for earnings (or losses) related to the Share Price.

3.4 Withholding of Taxes.

(a) Annual Withholding from Compensation. For any Plan Year in which Deferral Contributions are made to the Plan, the Employer shall withhold the Participant’s share of FICA, FUTA and other employment taxes from the portion of the Participant’s Base Annual Salary and/or Bonus or other compensation not deferred. If deemed appropriate by the Employer, the amount of deferrals elected on a Participant’s Election Form may be reduced where necessary to facilitate compliance with applicable withholding requirements. If any taxes, including but not limited to, FICA, FUTA and other employment taxes with respect to the Combined Account, are required to be withheld before the time of payment, the Employer may withhold such amounts from other compensation paid to the Participant.

(b) Withholding from Benefit Distributions. The Participant’s Employer (or the trustee of the Trust, as applicable) shall withhold from any payments made to a Participant or Beneficiary under this Plan all federal, state and local income, FICA, FUTA and other employment and other taxes required to be withheld by the Employer (or the trustee of the Trust, as applicable), in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer (or the trustee of the Trust, as applicable).

3.5 Vesting. The Participant shall at all times be 100% vested in his Deferral Contribution Account. As of December 31, 2007, each Participant shall be 100% vested in the balance of his “Contingent Earnings Account” under the First Amendment and Restatement, which such Contingent Earnings Account shall then be combined with his Deferral Contribution Account.

ARTICLE 4

SUSPENSION OF DEFERRALS

4.1 Disability. If a Participant suffers a Disability, any current Election Form may be cancelled, provided that such cancellation shall occur by the later of the end of the taxable year of the Participant or the 15th day of the third month, following the date on which the Participant suffers the Disability.

4.2 Unforeseeable Emergency. If a Participant is authorized by the Committee to take a withdrawal on account of Unforeseeable Emergency under Section 5.2, any current Election Form shall be cancelled.

ARTICLE 5

INTERIM AND HARDSHIP DISTRIBUTIONS

5.1 Interim Distributions. A Participant may make an election, at the time he files an Election Form for a Plan Year, to have a specified amount or percentage paid from his Deferral Contribution Account on one or more Interim Distribution Dates. The Participant’s selection of an Interim Distribution Date must be made on a timely, effective Election Form. The amounts which would otherwise be paid on such Interim Distribution Date or Dates shall be distributed upon the earlier occurrence of Participant’s Benefit Distribution Date. Notwithstanding the foregoing, (A) during calendar 2007, a Participant may elect, by written notice to the Committee, that all or a portion of his Combined Account as of December 31, 2007 (as defined and computed under the provisions of the First Amendment and Restatement) be distributed on an Interim Distribution Date, provided that no such election shall have the effect of deferring until calendar 2008 or later any benefit payments under the Prior Plan that would otherwise have been paid in calendar 2007, or of accelerating into calendar 2007 any benefit payments under the Prior Plan that would otherwise have been paid in calendar 2008 or later, and (B) during calendar 2008, a Participant may elect, by written notice to the Committee, that all or a portion of his Combined Account as of December 31, 2008 be distributed on an Interim Distribution Date of January 15, 2009 or January 15 of any later year, provided that (i) no such election shall have the effect of deferring until calendar 2009 or later any benefit payments under the Prior Plan that would otherwise have been paid in calendar 2008, or of accelerating into calendar 2008 any benefit payments under the Prior Plan that would otherwise have been paid in calendar 2009 or later, and (ii) no Participant who makes such election shall be entitled to elect to defer Base Annual Salary or Bonus earned by the Participant during 2009 (i.e., Base Annual Salary or Bonus for which the Participant performs services in 2009) into the Prior Plan.

5.2 Withdrawal in the Event of an Unforeseeable Emergency. A Participant who believes he has experienced an Unforeseeable Emergency may request in writing a withdrawal of a portion of his Deferral Contribution Account to satisfy the emergency. The Committee shall determine, in its sole discretion, (i) whether an Unforeseeable Emergency has occurred, and (ii) the amount reasonably required to satisfy the Unforeseeable Emergency; provided, that the withdrawal shall not exceed the balance in the Participant’s Deferral Contribution Account, or the amount the Committee reasonably determines to be necessary to meet such emergency needs (including taxes reasonably anticipated to be incurred by reason of a taxable distribution) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (unless the liquidation of such assets would itself cause severe financial hardship); provided, further, that any such withdrawal or determination by the Committee shall meet the requirements of Treasury Regulations Section 1.409A-3(i)(3)(ii). The Committee shall also take into account the current compensation available to the Participant by reason of the cancellation of any current Election Form under Section 4.2. If, subject to the sole discretion of the Committee, the petition for a withdrawal is approved, the distribution shall be made within 30 days of the date of approval by the Committee.

5.3 No Withdrawal from Stock Unit Account. The Stock Unit Account shall not be available for distribution in the event of a Participant’s Unforeseeable Emergency.

ARTICLE 6

PAYMENT OF BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT

6.1 Payment as a Result of Termination of Employment. If a Participant’s Benefit Distribution Date occurs as a result of such Participant’s Termination of Employment, the balance of a Participant’s Deferral Contribution Account as of the Benefit Distribution Date shall be paid in the manner elected in the Participant’s most recent effective Benefit Distribution Form; provided, however, that:

(a) If the present value (using the Crediting Rate as the discount rate) of annual installments remaining to be made is less than $50,000, the entire remaining balance of his Deferral Contribution Account (excluding his Stock Unit Account) shall be paid in the form of a lump sum payment not later than 30 days after the determination of the present value of the annual installments remaining to be paid; and

(b) Notwithstanding any other provision of this Plan, if any stock of an Employer or any Affiliate is publicly traded on an established securities market or otherwise, no payment shall be made to a Specified Employee on account of the Specified Employee’s separation from service within six months after such Specified Employee’s separation from service (or, if earlier, the date of his death). Any amounts subject to delayed payment under the preceding sentence shall be paid on the first business day after the expiration of such six-month period, together with any earnings accrued in the Deferral Contribution Account on such amounts during such six-month period. This Section 6.1(b) is intended to comply with the requirements of Section 409A of the Code and shall be interpreted accordingly.

If the balance of a Participant’s Deferral Contribution Account is to be distributed in annual installments, the first installment shall be paid not later than 30 days after the Participant’s Benefit Distribution Date. The initial installment shall be the product of the balance of the Participant’s Deferral Contribution Account, measured on his Benefit Distribution Date, multiplied by 1/n (where “n” is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, and shall equal the product of the balance of the Participant’s Deferral Contribution Account, measured on the applicable anniversary of his Benefit Distribution Date, multiplied by 1/n.

(c) The Stock Unit Account shall be paid in full shares of common stock of Pinnacle.

6.2 Death Prior to Payment of Deferral Contribution Account Balance. If a Participant dies after his Termination of Employment but before the full payment of amounts due to him under this Article 6 from his Deferral Contribution Account, the Participant’s unpaid amounts from his Deferral Contribution Account shall be paid to the Participant’s Beneficiary in the manner determined under Section 6.1.

ARTICLE 7

PAYMENT UPON RETIREMENT, DEATH OR DISABILITY

7.1 Retirement, Death or Disability Benefit. In the event of the Participant’s Retirement, or death or Disability during employment, the balance in his Deferral Contribution Account shall be paid to the Participant or the Participant’s Beneficiary, as applicable, in the manner in which the Participant elected in Participant’s most recent effective Benefit Distribution Form; provided, however, that:

(a) If a Participant who dies or becomes Disabled would otherwise have been eligible to Retire, his benefits shall be payable in accordance with the provisions of his most recent effective Benefit Distribution Form applicable to Retirement, rather than with the provisions of such Benefit Distribution Form applicable to death or Disability;

(b) Notwithstanding any other provision of this Plan, if any stock of an Employer or any Affiliate is publicly traded on an established securities market or otherwise, and payment of benefits under this Section 7.1 to a Participant who is a Specified Employee would be deemed to be on account of his separation from service under Section 409A of the Code, no payments shall be made to such Specified Employee within six months after such Specified Employee’s separation from service (or, if earlier, the date of his death). Any amounts subject to delayed payment under the preceding sentence shall be paid on the first business day after the expiration of such six-month period, together with any earnings accrued in the Deferral Contribution Account on such amounts during such six-month period. This Section 7.1(b) is intended to comply with the requirements of Section 409A of the Code and shall be interpreted accordingly; and

(c) If the present value (using the Crediting Rate as the discount rate) of annual installments remaining to be made is less than $50,000, the entire remaining balance of his Deferral Contribution Account shall be paid in the form of a lump sum payment not later than 30 days after the determination of the present value of the annual installments remaining to be paid. If the balance of the Deferral Contribution Account is to be distributed in annual installments, the first installment shall be paid not later than 30 days after the Participant’s Benefit Distribution Date. The initial installment shall be the product of the balance of the Participant’s Deferral Contribution Account, measured on his Benefit Distribution Date, multiplied by 1/n (where “n” is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, and shall equal the product of the balance of the Participant’s Deferral Contribution Account, measured on the applicable anniversary of his Benefit Distribution Date, multiplied by 1/n.

7.2 Death Prior to Payment of Deferral Contribution Account Balance. If a Participant dies after he has Retired or suffered a Disability but before the full payment of amounts from his Deferral Contribution Account due to him under this Article 7, the Participant’s unpaid amounts from his Deferral Contribution Account shall be paid to the Participant’s Beneficiary in the manner determined under Section 7.1.

ARTICLE 8

PAYMENTS ON CHANGE IN CONTROL

Notwithstanding any other provision of this Plan, to the extent permitted in regulations or other guidance promulgated by the IRS under Section 409A of the Code:

8.1 Deferral Contribution Account. The balance of each Participant’s Deferral Contribution Account shall be distributed to him (or to his Beneficiary if he has died) in one lump sum within 30 days after the happening of a Change in Control.

8.2 Delay for Specified Employees. Notwithstanding anything contained in this Plan to the contrary, no distribution of the Annuity Contract, or payment of other amounts under this Article 8, shall be made to a Participant who is a Specified Employee within six months after such Specified Employee’s separation from service (or, if earlier, the date of his death) if (a) any stock of the Employer or any direct or indirect parent of the Employer is publicly traded on an established securities market or otherwise, and (b) such distribution or payment would be deemed to be made upon such Specified Employee’s separation from service under Section 409A of the Code. This Section 8.2 is intended to comply with the requirements of Section 409A of the Code and shall be interpreted accordingly.

8.3 No Duplication of Payments. If payments are made under this Article 8, neither the Participant nor his Beneficiary shall be entitled to any other benefits under this Plan.

ARTICLE 9

FORM OF DISTRIBUTIONS

Distributions hereunder shall be made in cash, except that distributions of units credited to a Participant’s Stock Unit Account shall be made by issuing to such Participant an equivalent number of shares of common stock of Pinnacle or its successors. Notwithstanding the foregoing, no fractional shares of common stock of Pinnacle or its successors will be issued and any fractional unit will be distributed by payment of cash in the amount represented by the fractional unit based on the fair market value on the date immediately preceding the payment date.

ARTICLE 10

CONTINUING EFFECT OF PRIOR PLAN JANUARY 2000 DOCUMENT FOR PRE-2005 DEFERRALS

The provisions of the Prior Plan January 2000 Document, including but not limited to the provisions thereof regarding “Hypothetical Investments” and “Investment Adjustments,” (as such terms are defined in the Prior Plan January 2000 Document) shall continue in effect for deferrals of Base Annual Salary and Bonuses earned that were earned (i.e., the services that earned such Base Annual Salary and Bonuses are performed) and vested before January 1, 2005, and earnings credited thereon. The Assumed Rights attributable to deferrals earned and vested under the Prior Plan January 2000 Document, and earnings credited thereon, shall continue in effect under the terms of the Prior Plan January 2000 Document following the Effective Time. For the purpose of this Article 10, the provisions of the Prior Plan January 2000 Document are incorporated in this Plan by reference, as if they were restated herein in their entirety.

ARTICLE 11

BENEFICIARY DESIGNATION

11.1 Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary or Beneficiaries to receive, in the event of the Participant’s death, those benefits payable under the Plan. The Beneficiary(ies) designated under this Plan may be the same as, or different from, the Beneficiary designation made under any other plan of the Employer. With respect to Assumed Rights, the Beneficiary(ies) designated under Prior Plan shall govern unless and until such designations are changed pursuant to Section 11.2.

11.2 Beneficiary Designation, Change, Spousal Consent. A Participant shall designate his Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change his Beneficiary by completing, signing and submitting to the Committee a revised Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon acknowledgement by the Committee of a revised Beneficiary Designation Form, all Beneficiary designations previously filed shall be deemed canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form both (i) filed by the Participant and (ii) acknowledged by the Committee, prior to his death.

11.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

11.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant, or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to the executor or personal representative of the Participant’s estate.

11.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

11.6 Death of Spouse or Dissolution of Marriage. A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant has named a spouse as Beneficiary and the marriage is later dissolved. Without limiting the generality of the preceding sentence, the interest in benefits of a spouse of a Participant who has predeceased the Participant or whose marriage has been dissolved shall automatically pass to the Participant, and shall not be transferable by such spouse in any manner, including but not limited to, passage under such spouse’s will or under the laws of intestate succession.

11.7 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employers and the Committee from all further obligations under this Plan with respect to the Participant, and the Participant’s Participation Agreement shall terminate upon such full payment of benefits.

ARTICLE 12

TERMINATION, AMENDMENT OR MODIFICATION

12.1 Termination. Although the Employer anticipates that the Plan will continue for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan, at any time, with respect to its participating Employees by action of its board of directors. Upon the termination of the Plan with respect to any Employer, all amounts credited to the Combined Account of each affected Participant shall be paid to the Participant or, in the case of the Participant’s death, to the Participant’s Beneficiary, at the times and in the manner in which they would have been paid if no termination of the Plan had occurred.

12.2 Amendment. The Employer may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers by the actions of the Board; provided, however, that (i) no amendment (including a Plan termination) or modification (including a Plan termination) shall be effective to decrease or restrict the balance of a Participant’s Combined Account or any component thereof in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, calculated as if the Participant had Retired as of the effective date of the amendment or modification, and (ii) except as specifically provided in Section 12.1, no amendment or modification shall be made after a Change in Control which adversely affects the vesting, calculation or payment of benefits hereunder or diminishes any other rights (including the right to take a distribution option provided in the Plan prior to the Change in Control) or protections any Participant or Beneficiary would have had, but for such amendment or modification, unless each affected Participant or Beneficiary consents in writing to such amendment.

12.3 Effect of Payment. The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his designated Beneficiaries under this Plan and each of the Participant’s Participation Agreement shall terminate.

ARTICLE 13

ADMINISTRATION

13.1 Committee Duties. This Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by Participant or the Employer.

13.2 Agents. In the administration of this Plan, the Committee may, from time-to-time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time-to-time consult with counsel who may be counsel to any Employer.

13.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.4 Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in case of willful misconduct by the Committee or any of its members or any such employee.

13.5 Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 14

OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or programs except as may otherwise be expressly provided.

ARTICLE 15

CLAIMS PROCEDURES

15.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

15.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure set forth in Section 15.3 below.

15.3 Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Committee, in its sole discretion, may grant.

15.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

ARTICLE 16

TRUST

16.1 Establishment of the Trust. The Employer may establish one or more Trusts to which the Employers may transfer such assets as the Employers determine in their sole discretion to assist in meeting their obligations under the Plan.

16.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Participation Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.

16.3 Distributions from the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Agreement.

ARTICLE 17

ARBITRATION

17.1 In General. Any controversy, dispute, or claim not resolved under the claims procedure set forth in Article 15, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Plan or any action of the Committee, shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 17 and the then-most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association only if one (or both) of the parties requests such administration. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.

17.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

17.3 Scope. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this Article 17, the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

17.4 Arbitration Fees. In any arbitration hereunder, the Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

17.5 Arbitrator’s Award. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this Article 17, or of this Plan, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Plan, and this Plan shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that this Section’s arbitration provisions are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

17.6 Location of Arbitration. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Las Vegas, Nevada.

ARTICLE 18

MISCELLANEOUS

18.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Participant accounts and all credits and other adjustments to such Participant accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Participant accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

18.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. Any Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. The Combined Account shall be utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Combined Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and, moreover, contingent amounts credited thereto shall not be considered “plan assets” for ERISA purposes. The Combined Account merely provides a record of the bookkeeping entries relating to the contingent benefits that the Employer intends to provide Participant and shall thus reflect a mere unsecured promise to pay such amounts in the future.

18.3 Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Participation Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his Participation Agreement.

18.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in actual receipt, the amount, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owned by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. Notwithstanding the foregoing, if, as a result of divorce or dissolution of marriage, a Participant is responsible for child support, alimony, or marital property rights payments, his benefits under this Plan may be assigned to meet those payments if a domestic relations order (as such term is used in ERISA) has been issued for the Plan, and the Plan Administrator has determined that such domestic relations order is a qualified domestic relations order (as such term is used in ERISA).

18.5 Not a Contract of Employment. The terms and conditions of this Plan and the Enrollment Forms shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan or any Participation Agreement shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

18.6 Furnishing Information. A Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

18.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

18.8 Captions. The captions of the articles, sections or paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

18.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of law principles.

18.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Attn: General Counsel

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

18.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

18.12 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

18.13 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

18.14 Employer. Each Subsidiary of Pinnacle can become an adopting Employer with the consent of Pinnacle by filing with the Committee a certified copy of a resolution of the Board of Directors of the Subsidiary providing for its adoption of the Plan and a certified copy of a resolution of the Board of Directors of Pinnacle consenting to such adoption. Each Subsidiary of PropCo that was an adopting Employer under the Prior Plan shall be deemed an adopting Employer under this Plan.

18.15 Equitable Adjustment. The Stock Unit Account shall be subject to adjustment in accordance with Section 13.2 of the Incentive Plan.

IN WITNESS WHEREOF, the Employer has signed this Plan effective as of the Effective Time.

Pinnacle Entertainment, Inc.
A Delaware Corporation

By:	/s/ John A. Godfrey

Name:	John A. Godfrey
(printed name)

Title:	Executive Vice President,
Secretary and General Counsel